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The following is the transcript of a conference call held by AeroVironment, Inc. to discuss its financial results for the quarter ended July 27, 2013:

AeroVironment, Inc.	AVAV	Q1 2014 Earnings Call	Aug. 27, 2013
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Steven A. Gitlin – Vice President of Investor Relations, AeroVironment, Inc.

Timothy E. Conver – Chairman, President & Chief Executive Officer, AeroVironment, Inc.

Jikun Kim – Chief Financial Officer & Senior Vice President, AeroVironment, Inc.

Other Participants

Andrea Susan James – Analyst, Dougherty & Co. LLC

Peter J. Arment – Analyst, Sterne, Agee & Leach, Inc.

Josephine L. Millward – Analyst, The Benchmark Co. LLC

Howard A. Rubel – Analyst, Jefferies LLC

Kevin Ciabattoni – Analyst, KeyBanc Capital Markets

Patrick J. McCarthy – Analyst, FBR Capital Markets

Brian W. Ruttenbur – Analyst, CRT Capital Group LLC

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen, and thank you for standing by, and welcome to the AeroVironment Incorporated’s First Quarter Fiscal 2014 Earnings Conference Call. At this time, all participants are in a listen-only mode. We’ll conduct a question-and-answer session after management’s remarks. As a reminder, this conference is being recorded for replay purpose.

With us today from the company is the Chairman and Chief Executive Officer, Mr. Tim Conver; Chief Financial Officer, Mr. Jikun Kim; Chief Operating Officer, Mr. Tom Herring; and Vice President of Investor Relations, Mr. Steven Gitlin.

And now, I’d now like to turn the call over to Mr. Gitlin. Please go ahead, sir.

Steven A. Gitlin, Vice President of Investor Relations

Thank you, Huey. Welcome to AeroVironment’s First Quarter Fiscal Year 2014 earnings call. Please note that on this call, certain information presented contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control that may cause our business strategy or actual results to differ materially from the forward-looking statements. For a list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We do not intend and undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. The content of this conference call contains time-sensitive information that is accurate only as of today, August 27, 2013. The company undertakes no obligation to make any revision to the statements contained in our remarks or to update them to reflect the events or circumstances occurring after this conference call.

We’ll now begin with remarks from Tim Conver. Tim?

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AeroVironment, Inc.	AVAV	Q1 2014 Earnings Call	Aug. 27, 2013
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Timothy E. Conver, Chairman, President & Chief Executive Officer

Thank you, Steven. Good afternoon and welcome to our first quarter 2014 conference call. On today’s call, I’ll update you on our Q1 performance and then review the status of our top priorities for the year and highlights for the quarter. Jikun will provide a detailed financial review. And then, I’ll review our growth strategy and work outlook for the year, before Tom Herring, Jikun and I take the questions.

Now, let’s begin with Q1. The quarter finished about as expected. We’re making good progress on our near-term priorities, and we’re on track for the year. First quarter revenue of $44.1 million was in line with our expectations, which assumed continued contracting delays, and was consistent with the guidance we’ve provided on our Q4 fiscal 2013 call. The loss per share was $0.32. The quarterly operating loss of $7.1 million was largely due to the lower level of revenue and onetime expenses associated with our workforce reduction in May.

The fluctuating value of our CybAero investment contributed to the balance of the loss as other expense. Jikun will go into more detail. But our forward breakeven run rate is where we expect it to be. Our funded backlog increased by 29% over the last quarter to $77 million, increasing our visibility for the balance of the year to about 77% of the midpoint of our revenue guidance range. These Q1 orders reflect ongoing demand for our existing business areas in both UAS and EES.

Contracting delays continue. The previously delayed orders are being released as you saw with the recently announced receipt of the final portion of the government fiscal 2012 Raven contract that we had expected in Q3 of last year. Moving on from Q1 results, I discussed three priorities for the year in our Q4 earnings call, and I want to update you on their status.

First, the sustained focus on staying number one with our customers. We’re maintaining our attention firmly on our current customers, continuing to deliver unique value and finding new ways to support and grow with them. Our market share serves as the definitive metric for our performance against this priority. And across our business, it remains high. Sequestration and other government budget uncertainties continued to drive contracting delays in the near term, but our high market share in UAS is important for supporting the long-term priority of UAS for our government customers.

Second, winning and executing on key growth opportunities. We’re making investments and we’re achieving continuous progress on key adoption and revenue objectives for this year, including Switchblade, international small UAS and electric vehicle solutions. New orders for mission services are also a key objective for the year. Following is an update on those objectives.

Support for Switchblade has continued this quarter in the form of ongoing development and small volume system procurement. This sustained early adoption supports our expectations for growing revenue this year. Our next objective is accelerated adoption.

In terms of international small UAS, we received initial orders from a new customer in Q1 and follow-on orders from previous customers. Additionally, we were pleased to announce our teaming agreement with Dynamatic Technologies in India. This represents a new pathway to international expansion that could provide a model for our future international growth.

In mission services, you will recall that the United States Department of State cancelled its UAV services request for quotation or RFQ in mission services in May. And at that time, we expected revised RFQ in the first half of fiscal 2014.

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AeroVironment, Inc.	AVAV	Q1 2014 Earnings Call	Aug. 27, 2013
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This month, the Department of State did release a new request for information or RFI for Tier 1 UAV services indicating a continued requirement for mission services acquisition. We believe that we are uniquely positioned to satisfy their needs.

In our EES business, plug-in electric vehicle sales are up quarter-over-quarter and we have now completed delivery of more than 13,000 Level 2 charge docks and more than 300 DC quick chargers in North America. This month, Chrysler and FIAT contracted with AV as the preferred supplier of charging infrastructure for the launch of the highly rated 500e in North America, broadening a set of important similar OEM relationships with Nissan, Mitsubishi, BMW and Ford.

Our third priority for this year is ensuring profitability. Last year, government budget uncertainty led to contract delays which resulted in a significant decline in revenue. By the end of our Q4, it was clear that those delays would continue, which led us to project flat fiscal 2014 revenue compared to last year. We took action early in Q1 to lower our breakeven revenue level to $50 million to $55 million in order to achieve our planned profitability, while maintaining the ability to execute effectively on our key new growth initiatives.

We will maintain cost control throughout the year, and have plans in place to continue improving operational effectiveness. We can also flex investments if we can accelerate growth opportunities. We have always managed the business with a focus on a return on operating assets, and to that end, we expect to reduce the inventory buildup last year, as we shift hardware against contracts that have been delayed.

A few other highlights from and since Q1 have strengthened our market position, our team and the probability of executing our long-term growth plan. First, in July, our Puma AE received the first and only FAA type certification for hand-launched unmanned aircraft system. This is a significant breakthrough. For the first time, our certified small UAS can now operate in national airspace for commercial purposes.

Second, on the innovation front, we announced the new, long endurance Puma with the 9-hour flight, enabled by a new system upgrade with a new wing, a new battery pack and advanced solar cells. This is a breakthrough in flight endurance for small unmanned airplane systems and it signals the potential for a long endurance Puma to address the broader set of applications, including a portion of the larger Tier 2 UAS market.

Third, we strengthened our team. At the beginning of Q2, Doug Scott, former General Counsel with SAIC, joined us as our Senior Vice President and General Counsel. Steve Bloch joined our EES segment as Vice President of Sales from Eaton. Curtis Chestnut joined us as VP of UAS Business Development from Boeing. And Nigel Sutton joined us from Raytheon as Vice President, UAS International. These new leaders joined our strong team and expand our capacities to stay number one with our customers and win key growth opportunities.

With that as an overview of the quarter, I’ll now turn the call over to Jikun Kim for a review of our financial performance.

Jikun Kim, Chief Financial Officer & Senior Vice President

Thank you, Tim, and good afternoon, everyone. AeroVironment FY 2014 Q1 results are as follows. Revenue for the first quarter was $44.1 million, a decrease of 25% over Q1 last year of $58.7 million. Looking at revenue by segment, UAS revenue was $35.2 million, a decrease of 28% over the prior year. Year-over-year, revenue declines were driven by lower service revenues of $15.9 million, driven by a reduction in DDL retrofit activity of Raven B systems and lower product deliveries of $1.6 million due to the delay of the GFY 2012 Raven funding.

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AeroVironment, Inc.	AVAV	Q1 2014 Earnings Call	Aug. 27, 2013
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However, these decreases were offset by higher customer funded R&D revenues of $3.9 million. Key drivers of this increase were higher Switchblade program activity and a contract settlement funding for the Global Observer JCTD contract. EES revenue was $8.9 million, a decrease of 10% from Q1 last year, primarily due to decreased deliveries of our passenger electric vehicle charging systems and electric vehicle test systems. This was partially offset by increased deliveries of our industrial electric vehicle charging systems.

Turning to gross margin, gross margin in the first quarter was $12.5 million, down 36% from the first quarter last year. Gross margin as a percent of revenue was 28% versus 33% in the first quarter last year. Two key components of the reduced gross profit percentage were the severance and compensation – I’m sorry, were the severance and compensation expenditures related to the reduction in force we incurred in Q1 as well as lower overall volumes generating less overhead absorption.

By segment, UAS gross margin was $10.6 million down 34% from the first quarter last year. As a percent of revenue, UAS gross margin was 30%, down 3 points compared to the first quarter last year. EES gross margin was $41.9 million, down 44% from the first quarter last year. As a percent of revenue, EES gross margin was 22% down 13 points compared to the first quarter last year.

SG&A investments for the quarter was $12.5 million compared to $13.6 million in the prior year, representing a $1.2 million reduction. R&D investments for the quarter was $7.2 million compared to the prior year amount of $8.1 million, representing a $900,000 reduction. Operating loss for the quarter was $7.1 million or negative 16% of revenue. Operating losses were driven by lower sales volumes and the higher expenses related to the reduction in force action, but were also offset by lower SG&A and R&D investments.

Other expenses for the quarter was $3.4 million, generated by the unrealized loss in the CybAero convertible notes. The effective tax benefit rate for the quarter was 30% versus the prior year tax benefit rate of 33.4%.

Net loss for the quarter was $7.2 million or $0.32 loss per share compared to a loss of $1.4 million or $0.06 loss per share in the same quarter last year. The decline in the fair value of the CybAero convertible notes and the reduction in force related expenditures reduced Q1 EPS by $0.11 and $0.06, respectively.

Looking at backlog. Funded backlog at the end of the first quarter was $76.9 million, up $17.5 million or 29% from April 30, 2013.

Turning to our balance sheet. Cash equivalents and investments at the end of the first quarter totaled $196.4 million, down $21.1 million from the prior quarter. This was driven primarily by higher working capital needs, net loss for the quarter and capital expenditures.

Turning to receivables. At the end of the first quarter, our accounts receivables including unbilled receivables totaled $29.3 million, down $1.8 million from the prior quarter. Total days sales outstanding were approximately [ph] 60 (13:21) days compared to 52 days at the end of the prior quarter.

Taking a look at inventories. Inventories were $68.7 million at the end of the quarter, up $6.1 million from the end of the prior quarter. Total days in inventory were approximately 196 days compared to 155 days at the end of the prior quarter.

Turning to capital expenditures. In the first quarter, we invested approximately $4.5 million or 10% of the revenue in property improvement and capital equipment. We recognized approximately $2.2 million of depreciation during the quarter.

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AeroVironment, Inc.	AVAV	Q1 2014 Earnings Call	Aug. 27, 2013
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Now an update to our FY 2014 visibility, as of today: Q1 actual revenues to date of $44 million; Q1 ending backlog that we can execute in FY 2014 of $72 million; final increment of the GFY 2012 that we booked in early Q2 of $13.5 million; other orders we have booked to date in Q2 of $8 million; incremental revenues to hold EES revenues flat of $28 million; and a portion of the GFY 2013 budget line items that we expect in our FY 2014 of $18 million. This makes a total FY 2014 revenue visibility of $184 million or 77% at midpoint of revenue guidance.

Now, I’d like to turn things back to Tim to discuss AVs expectations for the balance of our FY 2014.

Timothy E. Conver, Chairman, President & Chief Executive Officer

Thanks, Jikun. Our strategy combines innovation focused on customer needs, with market execution focused on competitive effectiveness. Successful execution of this strategy delivers compelling new value for customers, creates high compounded growth, reinforces our creative culture and is the first way to build the greatest long-term value for our stockholders.

A unique enabler of this strategy is our culture of innovation. Paul MacCready started a remarkable culture growing in AV that enabled a run of innovation that put seven of our first of a kind vehicles into the Smithsonian Institution and have created the new solutions that are now the leading businesses that make up AV today. The next generation of new growth opportunities we are currently moving toward full scale adoption all came from a team that thrives in our culture of innovation. The economic returns on this innovation realized by creating leading market positions in growing markets that deliver high long-term growth and strong financial results. While innovation enables our strategy formulation and development, cash enables our strategy execution.

As we have said on previous calls, cash for us is a strategic asset. We have learned that closing the deal on adoption and securing an early and sustainable market share of future growth can require quick and decisive commitments of significant resources within a critical but uncertain window of time. Our cash reserves ensure that we have the funding to move quickly and decisively when adopting customers already, independent of capital market uncertainty.

We have also learned that large customers are much more likely to take the risk of adopting an important innovation from a small company like us when they see a long track record of successful persistence and a very strong balance sheet that demonstrates capacity and staying power. Successfully executing these adoption and market share transitions offers by far the highest potential return on our investment.

We are intent on maintaining our leading market position in each of our current businesses and growing with customers in those markets. Beyond existing markets, we believe the six major growth initiatives we are pursuing represents significant additional long-term growth potential.

I want to update you on each of these growth opportunities that represent either the adoption of a new innovation, a move to a large adjacent market or a combination of both. My public disclosure of these many specifics will be limited by competitive concerns, and in most cases, I won’t be able to predict the specific revenue timing and market size. The first of these six growth opportunities is Switchblade.

In August 14, Army Times article describes the current LMAMS solution as the AeroVironment Switchblade, with its main benefit being precision and the ability to limit non-combatant casualties. To quote the article, “The ability to wave off the target after launch is unique to this weapon’s system over almost all other weapons. And soldiers and leader have readily embraced it as an invaluable tool.”

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AeroVironment, Inc.	AVAV	Q1 2014 Earnings Call	Aug. 27, 2013
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LMAMS is expected to be an enduring army need with the program of record projected for 2016. Future combined demand for tactical missile systems could be in the thousands of units per year, representing a nine-figure market opportunity. Pursuing and executing this opportunity could require tens of millions of dollars of investment and capital expenditures for manufacturing scale and capacity. To take a broad perspective of this new market, the U.S. Department of Defense is requesting $6.7 billion for missiles in the fiscal 2014 budget, of which tactical missiles are a component.

Each of our current product lines transition from an innovation to the early adoption stage to a sustained production business after a significant upward inflection in the adoption curve took place. We think we are closed to that point on Switchblade now. We believe customer consensus has solidified around a much larger demand for operational Switchblade systems or in other words accelerated adoption. Contracts were significantly higher production volumes would go a long ways to filling our revenue visibility for the year, in addition to solidifying Switchblade as a new growth business area.

The second growth opportunity I’ll discuss is international UAS. We already have 25 international government customers for our small unmanned airplane systems and we believe this market will grow significantly over the next five years. We are delivering the same family of small UAS to international customers that has made us the leading supplier to the Department of Defense.

This approach is proved to be a strong competitive advantage in this expanding market and supports our belief that international revenue will continue to grow this year and beyond. As the local demand from individual countries grow significantly, governments will increasingly value domestic production. To address this customer preference, we expect to invest more in developing business relationships with international customers and partners and in meeting their local content needs. Initial and sustaining investments as well as long-term returns from this business model should be similar to our history for domestic small UAS but just involving more customers.

Third, mission services is a growth opportunity where we intend to own and operate the UAS assets to provide situational awareness to customers as a service. In this model, we will be a vertically integrated supplier of the service and the UAS and the asset cost will be amortized into the service price. U.S. Department of State’s mission service requirements represent a cornerstone opportunity for this business area. The RFI on August 12 for UAV services was important in reconfirming their acquisition intention. We still expect this contract can be awarded in the second half of our fiscal year. However, this RFI provides no updated information on contract value.

The investments required to be successful in this service model are different from those required to sell UAS products. AeroVironment will be required to invest upfront to capitalize UAS systems. The assets’ terms will be lower than the production business and will require early capital deployment to fully exploit the growth potential of our service offering. Our ongoing investments in Puma AE have improved our strong competitive position to support this Department of State requirement and for the broader mission services opportunity beyond it.

Fourth, we continue to pursue Global Observer because we believe it could deliver dramatically more cost-effective capability to deliver high demand, communications and seamless ISR in multiple applications, and thereby drive dramatic growth for us. Annual U.S. Military bandwidth demand for commercial satellite service alone is projected to grow to $3 billion to $5 billion in the next 15 years.

Because the concept of an atmospheric satellite is such a major paradigm shift, the timing of adoption of this game-changing innovation is one of the hardest for us to predict. The required investment to enable a large production Global Observer program whether adopted as mission services or as a platform solution would be very high. But the return on investment is one of the highest we’re pursuing.

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AeroVironment, Inc.	AVAV	Q1 2014 Earnings Call	Aug. 27, 2013
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Fifth, AUVSI has sized the United States commercial market for UAS at $82 billion from 2015 to 2025. This market potential has been gated by access to national airspace, but it appears to [ph] begin (23:05) to open up.

As I discussed earlier, we are an early leader in FAA type certification. We have seen strong support from early adopters including the [ph] oil (23:16) industry and in public safety. With over 40,000 local fire and law enforcement agencies throughout the United States alone, these commercial applications are clearly an important growth opportunity. And 2015 appears to be a reasonable estimate for revenue acceleration in this emerging market.

A capture of this opportunity will require AV to invest in domestic and international sales and distribution channels, product design refinements to meet unique customer needs and the manufacturing scale and capacity. Initial and sustaining investments in returns for this business model, most likely will be very similar to the ones we currently have for domestic small UAS.

The sixth growth initiative is in our EES business. More plug-in models are now in automotive showrooms and even more are on the way, pulled by consumer demand, supported by governments and pushed by CAFE standards.

We are a leading supplier of EV charging solutions in North America and we plan to maintain that position as the market grows. We estimate that a 5% penetration of annual auto sales and plug-in electric vehicles to drive an annual charging infrastructure, total available market of nearly $1 billion in the United States, and more than $2 billion outside the United States. A successful strategy here requires critical insights into the needs of automotive OEMs, utilities and consumers, and a coherent solution that optimizes for the needs of all three. Product and business innovation has bought us a market leading position for EV charging.

Our balance sheet has been essential in gaining access and success with automotive OEMs to date. Our ability to quickly deploy capital to capture and grow along with our customers will remain important in maintaining our market position relative to much larger competitors as the EV charging market grows.

Many of these six growth opportunities could dramatically increase our revenue, even modest success in the initiatives that have already achieved initial adoption can drive long-term, double-digit growth. It’s difficult to accurately predict the size, the timing and the rate of adoption required to mature these opportunities into large-scale revenue generators. However, our recent real example of the now canceled Department of State competition might help put these opportunities in better perspective.

Our proposal committed us to respond to a maximum demand level that, if exercised, could require over $80 million in capital expenditures, inventory, R&D and start-up expenses in the first year. If you’ll remember, a service business requires AV to capitalize upfront the unmanned airplane system and to support equipment assets. The sales potential on that investment could have doubled our UAS revenue, as well as moderated the lumpy nature of AV’s product orders and sales.

We originally planned for this contract to be awarded last November, a fact that pushed the need for timing flexibility and persistence in pursuing these opportunities into context. While timing of these growth opportunities are uncertain, we do know that we are at the leading edge of each one, inventing the category in some cases. Success will require persistence, agility, delivering sustained customer value and assuring customer confidence that we can meet our commitments.

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AeroVironment, Inc.	AVAV	Q1 2014 Earnings Call	Aug. 27, 2013
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Our outlook and our timing for fiscal 2014 remained the same as described in our Q4 fiscal 2013 earnings release that is $230 million to $250 million in revenue and $0.35 to $0.50 diluted operating earnings per share.

To summarize, we’re on track for the year. Even though we continue to face contract delays, we are controlling our costs, managing our assets and maintaining our market share. We are making progress on our major growth opportunities that target long-term demand for unmanned airplane systems, tactical missile systems and electric vehicle infrastructure.

Our business model and capital structure are aligned with our strategy for long-term growth.

Thank you for your continued interest in AV. We appreciate the open dialogue you have maintained with us and we invite your questions.

Steven A. Gitlin, Vice President of Investor Relations

And before we turn to the Q&A portion of today’s call. I’d like to remind everyone that the purpose of today’s call is to discuss our first quarter results and the initiatives we just outlined. We thank you in advance for limiting your question to this topic. We’ll now open the call for questions. Huey?

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AeroVironment, Inc.	AVAV	Q1 2014 Earnings Call	Aug. 27, 2013
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QUESTION AND ANSWER SECTION

Operator: Thank you, sir. [Operator Instructions] And our first question on the phone will come from the line of Noah Poponak with Goldman Sachs. Please go ahead. Your line is open.

<Q>: Good afternoon, gentlemen. This is [ph] Samir (28:57) for Noah. Just a quick question, following up on your prepared remarks regarding that you head the commercial U.S. market. Since you mentioned that, you described the total available opportunity potentially as estimated by a third-party provider. But how quickly do you think this can move from a commercial adoption perspective once the approval is granted approximately in 2015?

<A – Tim Conver – AeroVironment, Inc.>: Well, the market size, as you point out, that we referred to was the national association that – one of them that focuses on this market. And I think your point on transition to adoption in the new market is one that we should all pay a lot of attention to. I noted probably more times than you wanted to hear during this conversation and most others I’ve had that predicting the timing and the rate of adoption of an innovation in a new market is difficult.

Having said that, that market study focused on a – revenue between 2015 and 2025. And judging from the required timing of the FAA rulemaking, the current progress that we’re seeing in that area and the early adopter appetite for this capability, it does seem to me that looking at 2015 as an opportunity for revenue acceleration is reasonable to expect.

<Q>: Thank you. Just a little quick follow-up. Again, you mentioned in your prepared remarks about the release of delayed order from the DoD. But is there any additional color which you can provide us regarding the type and the quality of your communication with the DoD contracting officers and any other insights that you kind of gained regarding the future? How they might unfold and award contracts here in the current year?

<A – Tim Conver – AeroVironment, Inc.>: Well, we have a strong line of communication that we have had and we maintain with our customers, including the – to the degree that’s appropriate, with the contracting officers in our customer organizations. I think we clearly see a continuation of this propensity for delay that’s driven by the high level of budget uncertainty across the entire department. I think that’s associated with the entire enterprise and not with any specific program or any specific office. So, while we maintain a close contact with our customers, I believe that it’s difficult for them to predict precisely what the timing that they’ll be able to support this in many cases.

Operator: Thank you. Our next questioner in queue comes from the line of Andrea James with Dougherty & Company. Please go ahead. Your line is open.

<Q – Andrea James – Dougherty & Co. LLC>: Hi. Thanks for taking my questions. Just in the EES business, it was down year-over-year and the gross margins fell. And I was just wondering if you could just give us a sense of what’s behind the year-over-year change.

<A – Jikun Kim – AeroVironment, Inc.>: Yes. So from a revenue standpoint, I think in the prepared remarks, we had discussed the electric vehicle test systems being a little light compared to last year. And then on the gross profit side, the severance expenses that we incurred, a lot of that did get allocated into EES and you’re seeing an amplification of the gross profit percentage as a result of that.

<Q – Andrea James – Dougherty & Co. LLC>: Okay, so that moderated after. And so, my follow-up, Tim, you talk about the FAA and the commercial market opportunity in the U.S. and I was just wondering, do you guys look at the international opportunity at all? I’ve read about drones being used in mining and ag uses in other countries.

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AeroVironment, Inc.	AVAV	Q1 2014 Earnings Call	Aug. 27, 2013
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<A – Tim Conver – AeroVironment, Inc.>: We do, Andrea. And there are other countries that have moved their rulemaking more rapidly than we have here in the United States. We have operated our family of systems and applications in other countries with significant customers. We believe that the commercial market for UAS will be global. And we are looking at opportunities not only domestically but internationally as well.

Operator: Thank you. Our next questioner in queue comes from Peter Arment with Sterne Agee. Please go ahead. Your line is now open.

<Q – Peter Arment – Sterne, Agee & Leach, Inc.>: Yes. Good afternoon, Tim, Jikun, Steve. Tim, I guess my question really is to get a little more color behind – Jikun laid out you’re kind of at the 77% of your kind of revenue target range going into your second quarter. How should we think about the delta or the white space being made up? Do you see it from international as you were just discussing in general? Or is it some other products or whether we’re just seeing some additional bookings from the core Raven or Puma opportunity?

<A – Tim Conver – AeroVironment, Inc.>: Well, I think we will continue to see new orders from our core product in both segments. And I believe, last call, we stated we thought we would see incremental growth from Switchblade and international UAS as well as the EES segment on the electric vehicle charging products. And I think that’s pretty much the view that we maintain right now.

<Q – Peter Arment – Sterne, Agee & Leach, Inc.>: And does that incorporate also kind of how long of the continuing resolution do you kind of bake into your revenue guidance range?

<A – Tim Conver – AeroVironment, Inc.>: Well, until we see a change, we’re continuing to assume an environment of delayed contracts that’s driven by the uncertainty around government in general and DoD in particular funding in the near term. So, I’m not assuming any optimistic change in that environment until we see it actually happen.

Operator: Thank you. Our next questioner in queue comes from the line of Josephine Millward with the Benchmark Company. Please go ahead your line is open.

<Q – Josephine Millward – The Benchmark Co. LLC>: Hello?

<A – Tim Conver – AeroVironment, Inc.>: Hello, Josephine.

Operator: Yes, ma’am, your line is open.

<Q – Josephine Millward – The Benchmark Co. LLC>: Hi, Tim. On the Switchblade, do you think we’ll see an acceleration on that product soon? I understand that Army has had an outstanding urgent requirement for a while and since this crime fighting season in Afghanistan, can you talk about – can you tell us what’s been holding this up?

<A – Tim Conver – AeroVironment, Inc.>: Well I did address that issue of expectations on Switchblade in my prepared remarks, Josephine. And to the point that we believe that our customers are coalescing around an adaption of this capability in significant higher levels than we have seen in the past. We will be able to know what happens after it happens. And I’ll go back to my difficulty in predicting the timing and the rate of adoption of innovative solutions statement. But we see – everything we see go happening. And our ongoing dialogue with our customers supports that fact that this is a compelling new capability that they are likely to proceed with.

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<Q – Josephine Millward – The Benchmark Co. LLC>: That’s very helpful. Thank you. Can you talk about the DoD’s potential Puma upgrade? Do you think this is an AV fiscal year 2014 event? And how would it be funded?

<A – Tim Conver – AeroVironment, Inc.>: Well, I mentioned a number of new capabilities that we’ve demonstrated with Puma in the prepared remarks. And we have found that all of the customers that have adopted Puma to date have found it to be valuable. I can’t think of a customer yet that hasn’t increased their usage after their initial experience. And as we extend the range and add payload capabilities to that platform, it dramatically increases the flexibility and the areas that this can be extended into.

Again, referring back to the comments I made earlier, with the package of capabilities that’s now available on the Puma long endurance variant, we are poking into an area that has previously been available only from much larger Tier II systems that tend to be priced an order of magnitude higher level. So I think that’s an ongoing opportunity. I can’t tell you where the – any specific funding would be coming from in the short term, but I do believe that that capability is increasingly compelling.

Operator: Thank you. Our next question will come from the line of Howard Rubel with Jefferies. Please go ahead. Your line is now open.

<Q – Howard Rubel – Jefferies LLC>: Well, thank you very much. First, Tim, the 77% number that you talked to, have you back-tested that? And how does that sort of compare with prior points along the way?

<A – Tim Conver – AeroVironment, Inc.>: Sure. So last year, at the end of Q1, we had 69% – almost 70% visibility. So the visibility is a little higher this year than last year.

<Q – Howard Rubel – Jefferies LLC>: And then just to talk about cash for a moment. Inventories were up, CapEx was up a little bit, Jikun. Was there any particular reason for both of those? I mean, in one case, it was sort of challenging revenues. One would have thought inventory might have been down and CapEx clearly is a little strong for the first quarter.

<A – Jikun Kim – AeroVironment, Inc.>: Yes. So on the inventory front, if you remember, the inventory started building at the end of third quarter. And basically this is pretty much in preparation for the balance over GFY 2012. And so, instead of holding it up, we’ve just decided to build it out. So we should be selling that off with this new order coming up here.

On the CapEx front, if you remember, last quarter, our CapEx was pretty high also at $4.5 million. So two quarters that we have $4.5 million [indiscernible] (40:38). The couple – we do have a couple of products that are transitioning into production as well as preparing for some of the non-mission services, related services contract that we have.

Operator: Thank you. Our next questioner in queue will come from the line of Michael Ciarmoli with KeyBanc Capital Markets. Please go ahead. Your line is open.

<Q – Kevin Ciabattoni – KeyBanc Capital Markets>: Hey. Good afternoon. It’s actually Kevin Ciabattoni on for Mike here. I’m just wondering what you guys have been seeing with your international customers in terms of contracting delays. Has it been similar to what we’ve seen domestically? Are the orders and contracts flowing any better internationally relative to what we’ve seen here?

<A – Tim Conver – AeroVironment, Inc.>: I don’t see a lot of difference, Kevin. There may be and, I believe, are different motivations and circumstances vary from country to country. In some cases, we’ve seen significant delays that have extended beyond a year in the procurement timing of planned adoptions. But in those cases, there’s been no change in the intent, just a push-out.

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In other cases, it’s more a matter of what we’ve – of a pattern that I believe is more typical of such procurements and that as much as we find our own government procurements to be a little difficult to predict the timing of. I think in the international arena, it’s always been a little more difficult than that. So, in balance, I think we see those delays all over there [indiscernible] (42:27) different reasons in different places.

<Q – Kevin Ciabattoni – KeyBanc Capital Markets>: Okay. That’s helpful. And then, sort of a follow-up, can you give us some color on what you saw in Q1 in terms of order flow against that $248 million small UAS, IDIQ, just kind of relative to what you saw in fourth quarter? Any changes there in terms of the task order flow, and then whether you’re kind of still seeing – I think you mentioned last quarter you’re seeing roughly 90% share against that – in order to get that contract. Just wondering what you saw in 1Q here.

<A – Jikun Kim – AeroVironment, Inc.>: We’re still running very close to that. The IDIQ process, [ph] as I said (43:04), the $248 million contract that we received December of last year. To date, I believe – the government has released about $18 million of orders against that and we’re only just slightly ahead of 90% in terms of what we received [ph] as to that (43:20) contract.

Operator: Thank you. Our next questioner in the queue will come from the line of Patrick McCarthy with FBR. Please go ahead. Your line is open.

<Q – Patrick McCarthy – FBR Capital Markets>: Hey, guys. Thank you very much for taking my question. Tim, maybe a quick follow-up on the CapEx question previously, was any of that CapEx international or is it all domestic?

<A – Jikun Kim – AeroVironment, Inc.>: If you could help me understand that question a little better.

<Q – Patrick McCarthy – FBR Capital Markets>: I was just wondering if you’re ramping up your facilities internationally or is all that investment here in the States?

<A – Jikun Kim – AeroVironment, Inc.>: No, it’s mostly domestic at this point in time.

<Q – Patrick McCarthy – FBR Capital Markets>: Okay, great. The contract settlement for Global Observer, I’m assuming that dropped right down to the bottom line and could you give us a size of what it was?

<A – Jikun Kim – AeroVironment, Inc.>: Yes. In general, the contract closeout process entails little to no fees but it was about half of the delta that we saw for the $3.9 million on the R&D revenue pickup.

Operator: Thank you. Our next question will come from the line of Andrea James with Dougherty & Company. Please go ahead. Your line is open.

<Q – Andrea James – Dougherty & Co. LLC>: Hi. Is it fair to say the Q1 result does not include any of the Switchblade orders against the Army sole source contract?

<A – Tim Conver – AeroVironment, Inc.>: I think that’s fair.

<Q – Andrea James – Dougherty & Co. LLC>: Thank you. Go ahead.

<A – Tim Conver – AeroVironment, Inc.>: But I’m hesitating here because if there were any of those revenues, they would not have been significant, I think is a fair statement.

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<Q – Andrea James – Dougherty & Co. LLC>: That’s sort of a still to come kind of thing.

<A – Tim Conver – AeroVironment, Inc.>: That’s our expectation.

<Q – Andrea James – Dougherty & Co. LLC>: Okay. And then forgive me if you just – Jikun, you might have just said this but I want to make sure. Last quarter, you guys had said the AV was winning 90% of the task orders of the $248 million IDIQ. Is that still holding steady?

<A – Jikun Kim – AeroVironment, Inc.>: Yes, it is.

<Q – Andrea James – Dougherty & Co. LLC>: Thank you.

<A – Jikun Kim – AeroVironment, Inc.>: Well, there’s no significant change since the last time we spoke.

<Q – Andrea James – Dougherty & Co. LLC>: Thank you.

Operator: Thank you. Next questioner in queue is from Howard Rubel with Jefferies. Please go ahead. Your line is again open.

<Q – Howard Rubel – Jefferies LLC>: Thank you. With the restructuring charges that you took in the quarter, Jikun or Tim, could you give us a general idea now of what you would expect your SG&A to be?

<A – Jikun Kim – AeroVironment, Inc.>: Yes. So looking at Q1 G&A and it’s probably an accurate measure of the run rate for the rest of the year.

<Q – Howard Rubel – Jefferies LLC>: Okay. Thank you.

Operator: Thank you. Our next question comes from Brian Ruttenbur with CRT Capital Group. Please go ahead. Your line is open.

<Q – Brian Ruttenbur – CRT Capital Group LLC>: Great. Thanks very much. Two things, one, you’ve partially addressed the EES revenue growth on the year. You think that it’s going – there is going to be positive growth on the year, is that correct, number one?

<A – Tim Conver – AeroVironment, Inc.>: That’s our current expectation, yes.

<Q – Brian Ruttenbur – CRT Capital Group LLC>: Okay. And then the EPS guidance that you gave of $0.35 to $0.50, that GAAP EPS which includes your charges in your first quarter, is that correct? Your onetime event in the first quarter?

<A – Jikun Kim – AeroVironment, Inc.>: Yes. So the $0.35 to $0.50, I believe, diluted EPS includes those charges. However, it does not include the CybAero notes, the fair market value fluctuations.

<Q – Brian Ruttenbur – CRT Capital Group LLC>: Okay. So it’s not a GAAP number. So there’s $3.4 million of charges that aren’t included in the $0.35 to $0.50, correct?

<A – Tim Conver – AeroVironment, Inc.>: Correct.

<Q – Brian Ruttenbur – CRT Capital Group LLC>: Okay. Is there anything else that’s going to be backed out of that $0.35 to $0.50 number that you’re aware of?

<A – Jikun Kim – AeroVironment, Inc.>: One more time, please.

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<Q – Brian Ruttenbur – CRT Capital Group LLC>: I’m sorry. Is there anything else to back out of that $0.35 to $0.50 number besides the CybAero notes, the $3.4 million?

<A – Jikun Kim – AeroVironment, Inc.>: No.

<A – Tim Conver – AeroVironment, Inc.>: However, we’ll be making an adjustment on a quarterly basis as the CybAero stock fluctuates. So there’s another three opportunities for that to move up or down as the function of that stock price.

<Q – Brian Ruttenbur – CRT Capital Group LLC>: Okay. And then just one other question. On gross margin on the year, do you anticipate to be similar to last fiscal year’s overall or weaker because of the quarter, this first quarter start?

<A – Jikun Kim – AeroVironment, Inc.>: Yes. So we don’t explicitly guide on gross margins. But you can see that our SG&A and R&D run rate is a little lower this year relative to last year. So – and again, I think we’ve got it on the share count EPS and the tax rate. We should be able to get to an op margin and then back up from there.

Operator: Thank you. And that does conclude our time for questions. I’d like to turn the program back over to Mr. Gitlin for any additional or closing remarks.

Steven A. Gitlin, Vice President of Investor Relations

Thank you, Huey, and thank you all for your attention and your interest in AeroVironment. An archived version of this call, all SEC filings, and relevant company and industry news can be found on our website www.avinc.com. We look forward to speaking with you again following next quarter’s results. Have a good day.

Operator: Thank you, presenters, and thank you, ladies and gentlemen. Again, this does conclude today’s call. Thank you for your participation and have a wonderful day. Attendees, you may now disconnect.

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Safe Harbor Statement

Certain statements in this transcript may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts and obtain additional contracts; changes in the timing and/or amount of government spending; changes in the supply and/or demand and/or prices for our products and services; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information

AeroVironment and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the 2013 Annual Meeting. AeroVironment plans to file with the SEC a definitive proxy statement and WHITE proxy card in connection with the 2013 Annual Meeting (the “2013 Proxy Materials”). The 2013 Proxy Materials will contain important information about AeroVironment, the 2013 Annual Meeting and related matters. Stockholders are urged to read the 2013 Proxy Materials and accompanying WHITE proxy card carefully when they are available. Stockholders will be able to obtain free copies of the 2013 Proxy Materials and other documents filed with the SEC by AeroVironment through the web site maintained by the SEC at www.sec.gov and on AeroVironment’s web site at www.investor.avinc.com.

Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Materials. This information can also be found in AeroVironment’s preliminary proxy statement for the 2013 Annual Meeting, filed with the SEC on August 22, 2013. To the extent holdings of AeroVironment securities by directors or executive officers have changed since the amounts printed in that proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders can obtain free copies of these documents from the web site maintained by the SEC and AeroVironment’s web site above.